Exhibit 99.1

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000
www.targaresources.com

Targa Resources, Inc Reports Fourth Quarter and Full Year 2007 Financial Results

HOUSTON March 31, 2008—Targa Resources, Inc. (“Targa” or the “Company”) today announced its financial results for the three months and year ended December 31, 2007. For the fourth quarter of 2007 the Company reported (i) revenues of $2.3 billion; (ii) income from operations of $99.1 million; and (iii) net income of $32.2 million. For the year ended December 31, 2007, Targa recorded (i) revenues of $7.3 billion; (ii) income from operations of $280.5 million; and (iii) net income of $68.6 million.

Review of Fourth Quarter Results

	Three Months Ended December 31,
	2007	2006
Revenues	$2,346.2	$1,433.6
Product purchases	(2,124.7)	(1,266.0)
Operating expenses	(67.2)	(63.6)
Depreciation and amortization expense	(37.3)	(38.7)
General and administrative expense	(17.8)	(17.1)
Loss (gain) on sale of assets	—	(0.4)

Income from operations	99.2	47.8
Interest expense, net	(29.9)	(46.9)
Equity in earnings of unconsolidated investments	2.1	4.6
Other income (expense)	(21.0)	(3.7)
Income tax (expense) benefit	(18.2)	0.2

Net income	32.2	2.0

Financial data:
Operating margin	$154.3	$104.0
Adjusted EBITDA	$116.6	$82.0
Operating data:
Gathering throughput, MMcf/d	2,123.7	1,859.6
Plant natural gas inlet, MMcf/d	2,081.0	1,828.6
Gross NGL production, MBbl/d	109.1	107.3
Natural gas sales, BBtu/d	526.3	492.0
NGL sales, MBbl/d	354.8	302.3
Condensate sales, MBbl/d	3.8	3.9

Revenues were $2.3 billion for the three-month period ended December 31, 2007; 64% higher than revenues of $1.4 billion for the three-month period ended December 31, 2006. Income from operations for the fourth quarter of 2007 more than doubled to $99.2 million from $47.8 million in the fourth quarter of 2006. Similarly, net income for the quarter ended December 31, 2007 of $32.2 million compares to $2.0 million reported for the comparable 2006 period. The primary drivers for these improvements were:

(i)	increases to average realized natural gas, NGL and condensate prices of 2.6%, 53.1%, and 43.7% respectively, as compared to the fourth quarter of 2006;

(ii)	a 14.2% increase in gathering throughput;

(iii)	a 13.8% increase in plant natural gas inlet volume;

(iv)	a 17.4% increase in NGL sales;

(v)	a 38.2% decrease in interest expense; and

(vi)	a 4.0% decrease in G&A.

Fourth quarter 2007 gathering throughput of 2.1 Bcf/d and plant natural gas inlet of 2.1 Bcf/d were approximately 14.2% and 13.8%, respectively, higher than for the fourth quarter of 2006. Additionally, natural gas sales of 526.3 BBtu/d for the three months ended December 31, 2007 were 7.0% higher than the 492.0 BBtu/d for the comparable period in 2006. Gross NGL production of 109.1 MBbl/d in the three-month period ended December 31, 2007 was 1.7% higher than for the same 2006 period. Fourth quarter 2007 NGL sales of 354.8 MBbl/d were 17.4% higher than in fourth quarter 2006. Finally, condensate sales of 3.8 MBbl/d were down from 3.9 MBbl/d in the 2006 period.

Review of Year End Results

	Years Ended December 31,
	2007	2006
	(in millions, except operating and price data)
Revenues	$7,269.7	$6,132.9
Product purchases	(6,498.0)	(5,440.8)
Operating expenses	(247.1)	(224.2)
Depreciation and amortization expense	(148.1)	(149.7)
General and administrative expense	(96.1)	(82.2)
Loss (gain) on sale of assets	0.1	(0.2)

Income from operations	280.5	235.8
Interest expense, net	(142.6)	(180.2)
Equity in earnings of unconsolidated investments	10.1	10.0
Other income (expense)	(48.1)	(26.0)
Income tax (expense) benefit	(31.3)	(16.2)

Net income	68.6	23.4

Financial data:
Operating margin	$524.6	$467.9
Adjusted EBITDA	$375.8	$344.9
Operating data:
Gathering throughput, MMcf/d	2,025.9	1,999.2
Plant natural gas inlet, MMcf/d	1,982.8	1,863.3
Gross NGL production, MBbl/d	106.6	106.8
Natural gas sales, BBtu/d	526.5	501.2
NGL sales, MBbl/d	320.8	300.2
Condensate sales, MBbl/d	3.9	3.8

Revenues were $7.3 billion for the twelve-month period ended December 31, 2007, 18.5% higher than revenues for the twelve-month period ended December 31, 2006. Income from operations for 2007 increased 19.0% to $280.5 million from $235.8 million in 2006. Net income for the year ended December 31, 2007 of $68.6 million was almost triple the $23.4 million of net income reported for the comparable 2006 period.

Interest expense for the 2007 period was 20.8% lower at $142.6 million compared to $180.2 million for the same period 2006, primarily due to lower average debt during 2007, partially offset by the effect of higher interest rates in 2007. General and administrative expenses of $96.1 million were 16.9% higher for the twelve months ended December 31, 2007 as compared to $82.2 million for the same period in 2006. The increase primarily consisted of compensation related expenses, partially offset by decreases in professional services fees.

Operating expenses were 10.2% higher at $247.1 million for 2007 compared to $224.2 million for the year ended December 31, 2006 (discussed in more detail in the review of segment performance later in this release).

Full year 2007 gathering throughput of 2.0 Bcf/d and plant natural gas inlet volumes of 2.0 Bcf/d were 1.3% and 6.4% higher, respectively, compared to the full year 2006. Natural gas sales of 526.5 BBtu/d for the twelve months ended December 31, 2007 were 5% higher than the 501.2 BBtu/d for the comparable period in 2006. Gross NGL production of 106.6 MBbl/d in the twelve month period ended December 31, 2007 was 0.2% lower compared to the same 2006 period. Finally, full year 2007 NGL sales of 320.8 MBbl/d and condensate sales of 3.9 MBbl/d were 6.8% and 2.1% higher than the comparable 2006 period, respectively.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The Generally Accepted Accounting Principles (“GAAP”) measure most directly comparable to segment operating margin is income from operations. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations in this segment for the periods presented:

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions, except operating and price data)
Operating statistics:
Gathering throughput, MMcf/d	2,025.9	1,999.2	2,123.7	1,859.6
Plant natural gas inlet, MMcf/d	1,982.8	1,863.3	2,081.0	1,828.6
Gross NGL production, MBbl/d	106.6	106.8	109.1	107.3
Natural gas sales, BBtu/d	544.6	517.8	545.5	506.6
NGL sales, MBbl/d	91.6	88.7	94.4	88.9
Condensate sales, MBbl/d	5.0	4.9	4.5	4.8
Natural gas, per MMBtu
Average realized sales price	$6.43	$6.61	$6.40	$6.16
Impact of hedging	0.15	0.19	0.18	0.23

Average realized price	$6.58	$6.80	$6.58	$6.39

NGLs, per gal
Average realized sales price	$1.07	$0.88	$1.34	$0.81
Impact of hedging	(0.02)	—	(0.06)	—

Average realized price	$1.05	$0.88	$1.28	$0.81

Condensate, per Bbl
Average realized sales price	$65.78	$59.95	$83.82	$54.94
Impact of hedging	0.14	0.41	(1.27)	1.63

Average realized price	$65.92	$60.36	$82.55	$56.57

Revenues	$2,917.9	$2,591.0	$838.3	$607.8
Product purchases	(2,387.9)	(2,067.4)	(691.6)	(485.6)
Operating expenses	(123.3)	(118.7)	(36.7)	(34.3)

Operating margin	$406.7	$404.9	$110.0	$87.9

General and administrative	$48.2	$40.6	$8.5	$12.9

Equity in earnings of unconsolidated investments	$6.6	$7.2	$1.5	$3.9

Fourth quarter 2007 revenues of $838.3 million were $230.5 million, or 38%, higher than the fourth quarter of 2006. Operating margin for this segment was $110.0 million for the three months ended December 31, 2007, 25% higher than the $87.9 million for the fourth quarter of 2006. The segment’s average realized natural gas price increased 19¢ from $6.39 per MMBtu for the three months ended December 31, 2006, to $6.58 per MMBtu for the three months ended December 31, 2007, including the impacts of our hedging program. Average realized NGL prices were higher by 58% at $1.28 per gallon in the 2007 fourth quarter and average realized condensate prices were 46% per barrel higher for the fourth quarter of 2007 at $82.55 per barrel, including the impacts of our hedging program.

Natural gas sales volume increased 38.9 BBtu/d, or 8%, to 545.5 BBtu/d for the three months ended December 31, 2007 compared to 506.6 BBtu/d for the three months ended December 31, 2006. The increase in gas sales volumes is due to increased spot sales in Louisiana. NGL sales increased by 6% to 88.9 MBbl/d, and condensate sales volume decreased by 0.3 MBbl/d to 4.5 MBbl/d for the three months ended December 31, 2007.

Revenues for 2007 of $2.9 billion were 13% higher than for 2006, primarily driven by increases in commodity sales volumes and prices as well as an increase in compression and gathering, processing, and other services. Operating margin for this segment was relatively flat at $406.7 million for the twelve months ended December 31, 2007.

Segment average realized natural gas price decreased 22¢ per MMBtu from $6.80 per MMBtu for the twelve months ended December 31, 2006, to $6.58 per MMBtu for the twelve months ended December 31, 2007, including the impacts of our hedging program. Average realized NGL prices were higher by 17¢, or 19%, at $1.05 per gallon in 2007 and average realized condensate prices were $5.56 per barrel higher, or 9%, for 2007 at $65.92 per barrel, including the impacts of our hedging program.

Natural gas sales volume increased 26.8 BBtu/d, or 5%, to 544.6 BBtu/d for the twelve months ended December 31, 2007 compared to 517.8 BBtu/d for the twelve months ended December 31, 2006. The net increase in gas sales volumes is due to an increase in drilling and connections in north Texas.

NGL sales volume increased 2.9 MBbl/d, or 3%, to 91.6 MBbl/d for the twelve months ended December 31, 2007 compared to 88.7 MBbl/d for the twelve months ended December 31, 2006. The increase in NGL sales volumes is primarily from increased production from our Louisiana straddle plants compared to 2006.

Condensate sales volume remained relatively flat at 5.0 MBbl/d for the twelve months ended December 31, 2007 compared to 4.9 MBbl/d for the twelve months ended December 31, 2006.

Logistics Assets Segment

Our Logistics Assets segment is involved with terminalling and storage, transport and treating of NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu and Galena Park, Texas and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions, except operating and price data)
Fractionation volumes, MBbl/d	209.2	181.9	215.0	167.8
Treating, MBbl/d	9.1	—	16.8	—
Revenues from services	$193.3	$175.2	$49.7	$42.7
Other revenues	1.9	3.3	0.4	1.0

	195.2	178.5	50.1	43.7
Operating expenses	(155.6)	(136.1)	(39.2)	(36.0)

Operating margin	$39.6	$42.4	$10.9	$7.7

General and administrative	$18.0	$14.0	$3.1	$3.5

Equity in earnings of unconsolidated investments	$3.5	$2.8	$0.6	$0.7

Segment revenues increased $6.4 million, or 15%, to $50.1 million for the three months ended December 31, 2007 compared to $43.7 million for the three months ended December 31, 2006. Operating margin for the fourth quarter 2007 increased 42% to $10.9 million.

Terminalling and storage volumes were 9% higher for the three months ended December 31, 2007 than for the three months ended December 31, 2006, primarily due to natural gasoline desulfurization unit and depentanizer related services at the Galena Park Marine Terminal. Fractionation volume increased from 167.8 MBbl/d to 215.0 MBbl/d for for the three months ended December 31, 2007 compared to the three months ended December 31, 2006, reflecting an increase of 28%. Our fractionation facilities operated at 78% of design capacity for the three months ended December 31, 2007 compared to 61% of design capacity for the three months ended December 31, 2006.

Segment revenues increased $16.7 million, or 9.4%, to $195.2 million for the twelve months ended December 31, 2007 compared to $178.5 million for the twelve months ended December 31, 2006. Drivers for the increase included the commencement of commercial operations in our natural gasoline desulfurization unit and depentanizer in June 2007, in conjunction with higher service rates, and higher fractionation volumes for the twelve months ended December 31, 2007 compared to the twelve months ended December 31, 2006.

Operating margin for 2007 decreased $2.8 million to $39.6 million, mostly due to higher operating expenses. The increase in operating expenses for both the three and twelve months ended December 31, 2007 compared to the comparable periods in 2006 is primarily due to: (i) increased railcar lease expense; (ii) commencement of commercial operations at our new natural gasoline desulfurization unit; and (iii) higher fractionation volumes and increased fuel costs.

Terminaling and storage volumes were 5% lower for the twelve months ended December 31, 2007 than for the same 2006 period. Fractionation volume increased from 181.9 MBbl/d in 2006 to 209.2 MBbl/d in 2007, an increase of 15%.

NGL Distribution and Marketing Services Segment

In this segment, the Company markets its own NGL production as well as NGL products purchased from third parties. The following table provides summary data regarding results of operations of this segment for the periods presented:

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions, except operating and price data)
NGLs sold, MBbl/d	275.6	246.3	300.7	251.6
NGL realized price, $/gal	1.16	0.99	1.41	0.90
NGL sales revenues	$4,889.3	$3,728.4	$1,639.1	$873.4
Other revenues	$6.5	10.4	1.0	3.1

	4,895.8	3,738.8	1,640.1	876.5
Product purchases	(4,838.8)	(3,726.2)	(1,618.4)	(872.1)
Operating expenses	(1.5)	(2.0)	(0.1)	(0.8)

Operating margin	$55.5	$10.6	$21.6	$3.6

General and administrative	$9.8	$9.5	$1.6	$(0.7)

Revenues increased $763.3 million, or 87.7%, to $1.6 billion for the three months ended December 31, 2007 compared to $876.5 million for the three months ended December 31, 2006. Operating margin for the three months ended December 31, 2007 was $21.6 million compared to operating margin of $3.6 million in the three months ended December 31, 2006.

NGL sales for the three months ended December 31, 2007 were 300.7 MBbl/d compared to 251.6 MBbl/d for the three months ended December 31, 2006. This 19.5% increase was partially driven by the effect of new raw product supply contracts entered into during June. The average realized NGL price of $1.41 per gallon in the fourth quarter of 2007 was 51¢ higher than the $0.90 per gallon realized in the fourth quarter of 2006.

Revenues increased $1.2 billion, or 31%, to $4.9 billion for the twelve months ended December 31, 2007 compared to $3.7 billion for the twelve months ended December 31, 2006. This increase was primarily due to an increase in higher sales volume and commodity prices, slightly offset by a decrease in other revenues. Operating margin for the twelve months ended December 31, 2007 rose by $44.9 million, to $55.5 million compared to the twelve months ended December 31, 2006 and was driven by rising market prices and the sale of inventory purchased in earlier periods with lower average costs.

NGL sales for the twelve months ended December 31, 2007 were 275.6 MBbl/d compared to 246.3 MBbl/d for the twelve months ended December 31, 2006. This increase was primarily due to: (i) the effect of new raw product supply contracts entered into during June; (ii) sales which, prior to April 2006, were marketed by our Natural Gas Gathering and Processing segment; and (iii) increased sales of production from our Yscloskey and Venice facilities, which were not in operation during a portion of 2006 as a result of damage suffered from hurricanes Katrina and Rita. The average realized NGL price of $1.16 per gallon in 2007 was 17¢ higher than the $0.99 per gallon realized in 2006.

Wholesale Marketing Segment

The wholesale marketing segment includes the refinery services business and wholesale propane marketing operations. In the refinery services business, Targa provides NGL balancing services by purchasing excess NGL products from refinery customers or supplying NGLs to refineries and other customers to balance their supply needs. The wholesale propane marketing operation includes the purchase and resale of propane and related logistics services.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions, except operating and price data)
NGL Sales, MBbl/d	64.0	74.4	78.6	75.9
NGL realized price, $/gal	1.33	1.16	1.64	1.09
NGL sales revenues	$1,301.4	$1,322.7	$497.3	$320.4
Other revenues (1)	1.2	7.9	—	1.8

	1,302.6	1,330.6	497.3	322.2
Product purchases	(1,279.8)	(1,320.6)	(485.5)	(317.4)
Operating expenses	—	—	—	—

Operating margin	$22.8	$10.0	$11.8	$4.8

General and administrative	$18.4	$17.8	$3.2	$4.8

(1)	Reflects revenue generated from miscellaneous products and services.

Revenues were $497.3 million for the three months ended December 31, 2007 compared to $322.2 million for the three months ended December 31, 2006. Segment operating margin for the fourth quarter of 2007 was $11.8 million compared to $4.8 million in the fourth quarter of 2006. NGL sales increased 2.7 MBbl/d to 78.6 MBbl/d for the three months ended December 31, 2007 compared to 75.9 MBbl/d for the three months ended December 31, 2006. The average realized NGL price of $1.64 per gallon in the fourth quarter of 2007 was 55¢, or 50% higher than for the fourth quarter of 2006.

Revenues were $1.3 billion for the twelve months ended December 31, 2007 compared to $1.3 billion for the twelve months ended December 31, 2006. This 1.6% decline was due to lower NGL sales volumes and lower other revenues offset by higher commodity prices. Segment operating margin for 2007 was $22.8 million compared to $10.0 million for 2006. The increase was primarily due to rising market prices and the sale of inventory purchased during earlier months with a lower average cost. NGL sales decreased 10.4 MBbl/d to 64.0 MBbl/d for the twelve months ended December 31, 2007 compared to 74.4 MBbl/d for the twelve months ended December 31, 2006. The decrease is primarily due to the direct and indirect impact of terminated feedstock contracts with Chevron that ended in September 2006. The average realized NGL price rose 17¢ to $1.33 per gallon in 2007 compared to $1.16 per gallon in 2006 driven by higher market prices, but partially offset by the previously mentioned Chevron contracts.

Targa Resources Partners LP

On February 14, 2007, the IPO of common units representing limited partnership interests in the Partnership was completed. Concurrently with the IPO, the Partnership entered into a five year, $500 million revolving credit facility and borrowed $294.5 million under this newly established facility. The Partnership used the proceeds from this borrowing, together with approximately $377.5 million of net proceeds from the IPO to provide for offering and debt issuance costs along with initial operating cash needs and to repay $665.7 million of affiliate debt owed to us. We used this amount along with cash on hand to retire in full the outstanding balance (including accrued interest) of our $700 million senior secured asset sale bridge loan facility. In return for our contribution of our North Texas assets to the Partnership in connection with the IPO, we received a 2% general partner interest, incentive distribution rights and 11.5 million limited partner units.

On October 24, 2007 the Partnership acquired certain natural gas gathering and processing businesses located in west Texas (“SAOU”) and Louisiana (“LOU”) from us for approximately $705 million, subject to certain post-closing adjustments. In addition, the Partnership paid approximately $24.2 million to us for the termination of certain hedge transactions. Our total consideration received consisted of cash of approximately $721.7 million (including the hedge termination payment) and approximately 275 thousand general partner units to allow us to maintain a 2% general partner interest in the Partnership. We used $687.2 million of the cash proceeds to retire indebtedness.

We continue to consolidate the Partnership’s assets, liabilities and results of operations due to our control of the Partnership through our general partner interest.

Capitalization

Targa’s senior secured credit facility consists of: (i) a $1.25 billion term loan maturing 2012 (“Term Loan”), (ii) a $300 million synthetic letter of credit facility maturing 2012 (“Synthetic LC Facility”) and (iii) a $250 million revolving credit facility maturing 2011 (“Revolver”). In addition, $250 million of our 8.5% senior unsecured notes due 2013 (the “Notes”) are outstanding.

Total funded debt at December 31, 2007 was approximately $1.4 billion, approximately 52% of total book capitalization. Of this $1.4 billion, $626.3 million is debt of the Partnership which is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa’s total funded debt on February 29, 2008 was $784.7 million consisting of $250 million for the Notes and $534.7 million for the Term Loan.

At December 31, 2007, Targa’s total liquidity, excluding the Partnership, was approximately $431.1 million, which included full availability of the Revolver, approximately $27.6 million available for the issuance of letters of credit under the Synthetic LC Facility and $153.5 million of unrestricted cash.

On December 20, 2007, we filed a registration statement on Form S-4/A in which we offered to exchange up to $250 million of our outstanding 8.5% Senior Notes due 2013 for new notes. The terms of the new notes were substantially identical to the outstanding notes, except that we registered the new notes under the Securities Act of 1933. The exchange of outstanding notes for new notes was completed on January 29, 2008.

Hurricane Update

Certain of our Louisiana and Texas facilities sustained damage during the 2005 hurricane season from two gulf coast hurricanes—Katrina and Rita.

While we believe that we have adequate insurance coverage for the facility repair costs, we are unable to predict the timing of insurance payments at this stage of the claims process. We will experience a reduction in physical damage recoveries from OIL Insurance Ltd. (as a Loss Payee) related to the salvage of the Pelican Platform destroyed by Hurricane Rita, as OIL is currently paying losses at 70% due to their $1 billion aggregate coverage limit for all insured members, which has been substantially exceeded. Our initial purchase price allocation for the Dynegy Midstream Services Acquisition in October 2005 included an $81.1 million receivable for insurance claims related to expenditures to repair pre-acquisition property damage caused by Katrina and Rita. That estimate of recoveries remains unchanged. We estimate that our total repair expenditures including work to be completed at VESCO in 2008 will be approximately $110 million.

Our repair expenditures and property damages insurance recoveries are summarized in the following table:

	Years Ended December 31,
	2005	2006	2007	Total
	(in millions)
Property Damage Insurance
Repair/rebuild expenditures	$6.9	$48.4	$9.9	$65.2
Contributions to VESCO	6.0	9.1	4.6	19.7

	$12.9	$57.5	$14.5	$84.9

Insurance proceeds (1)	—	$27.2	$24.9	$52.1

(1)	Represents partial payments from insurance carriers related to property damage claims, which is reflective of the timing lag involved in the claims process.

We have submitted and continue to submit business interruption insurance claims for our estimated losses caused by the hurricanes. We recognize income from business interruption insurance claims in our consolidated statements of operations and comprehensive income in the period that a proof of loss is executed and submitted to the insurers for payment. This income recognition criterion has resulted in and will likely continue to result in business interruption insurance recoveries being recorded in periods subsequent to the periods that we experience lost income from the affected property, resulting in fluctuations in our net income that may reduce the comparability of reported quarterly and annual results for some periods into the future.

Our income recognition from business interruption claims is summarized in the following table:

	Years Ended December 31,
	2005	2006	2007	Total
	(in millions)
Business Interruption Insurance
Included in revenue	$1.2	$10.7	$7.3	$19.2
Included in equity earnings	1.4	2.9	3.1	7.4

	$2.6	$13.6	$10.4	$26.6

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in north Texas, the Permian Basin in west Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Targa will host a conference call to discuss fourth quarter and year-end 2007 results at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) on Monday, March 31, 2008.

The conference call can be accessed via Webcast through the Investors section of the Company’s website at http://www.targaresources.com or by dialing 800-366-7417. The pass code is 11107687. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investors section of the Company’s website and will remain available until April 14, 2008.

Targa’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

For more information, visit www.targaresources.com

Use of Non-GAAP Financial Measures

This release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure operating margin. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income, income from operations, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company’s reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income. Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income. Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We compensate for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Our operating margin is as follows for the periods indicated:

A reconciliation of our measurement of total non-GAAP segment operating margin to GAAP net income follows:

	Years Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions)
Operating Margin by segment:
Natural Gas Gathering and Processing	$406.7	$404.9	$110.0	$87.9
Logistics Assets	39.6	42.4	10.9	7.7
NGL Distribution and Marketing Services	55.5	10.6	21.6	3.6
Wholesale Marketing	22.8	10.0	11.8	4.8

	$524.6	$467.9	$154.3	$104.0

	Years Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions)
Reconciliation of operating margin to net income:
Net income (loss)	$68.6	$23.4	$32.2	$2.0
Add:
Depreciation and amortization expense	148.1	149.7	37.3	38.7
Income tax expense (benefit)	31.3	16.2	18.2	(0.2)
Other, net	37.9	16.2	18.9	(0.5)
Interest expense, net	142.6	180.2	29.9	46.9
General and administrative expense	96.1	82.2	17.8	17.1

Operating margin	$524.6	$467.9	$154.3	$104.0

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Eric Curry

Sr. Manager – Corporate Finance and Investor Relations

713-584-1133

Web site: http://www.targaresources.com

Media contact:

Kenny Juarez

212-371-5999

TARGA RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$177,949	$142,739
Trade receivables, net of allowances of $1,115 and $ 781	836,044	528,864
Inventory	143,185	116,956
Deferred income taxes	25,071	—
Assets from risk management activities	9,487	34,255
Other current assets	70,640	36,843

Total current assets	1,262,376	859,657

Property, plant and equipment, at cost	2,764,230	2,651,375
Accumulated depreciation	(334,160)	(186,848)

Property, plant and equipment, net	2,430,070	2,464,527
Unconsolidated investments	48,005	40,212
Long-term assets from risk management activities	4,279	15,851
Other assets	45,235	77,778

Total assets	$3,789,965	$3,458,025

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$470,860	$271,696
Accrued liabilities	379,245	301,540
Current maturities of debt	12,500	712,500
Liabilities from risk management activities	75,568	6,611
Deferred income taxes	—	11,383

Total current liabilities	938,173	1,303,730

Long-term debt, less current maturities	1,398,475	1,471,875
Long-term liabilities from risk management activities	81,019	17,731
Deferred income taxes	29,501	23,950
Other long-term obligations	35,267	24,941
Minority interest	100,826	101,528
Non-controlling interest in Targa Resources Partners LP	714,300	—
Commitments and contingencies
Stockholder’s equity:
Common stock	—	—
Additional paid-in capital	473,784	472,423
Retained earnings	74,736	6,164
Accumulated other comprehensive income (loss)	(56,116)	35,683

Total stockholder’s equity	492,404	514,270

Total liabilities and stockholder’s equity	$3,789,965	$3,458,025

TARGA RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006
	(in thousands)
Revenues	$7,269,660	$6,132,881

Costs and expenses:
Product purchases	6,497,983	5,440,832
Operating expenses	247,066	224,169
Depreciation and amortization	148,101	149,687
General and administrative	96,053	82,182
Loss (gain) on sales of assets	(99)	169

	6,989,104	5,897,039

Operating income	280,556	235,842
Other income (expense):
Interest expense, net	(142,632)	(180,189)
Equity in earnings of unconsolidated investments	10,108	9,968
Minority interest	(28,713)	(25,998)
Non-controlling interest in Targa Resources Partners LP	(19,416)	—

Income before income taxes	99,903	39,623
Income tax (expense) benefit:
Current	(175)	(34)
Deferred	(31,156)	(16,175)

	(31,331)	(16,209)

Net income	$68,572	$23,414

TARGA RESOURCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2007	2006
	(in thousands)
Cash flows from operating activities
Net income (loss)	$68,572	$23,414
Items not affecting cash flows from operating activities:
Depreciation	147,977	149,563
Deferred income tax expense (benefit)	31,156	16,175
Amortization of debt issue costs	12,872	13,001
Amortization of intangibles	124	124
Amortization of discount on senior subordinated second lien notes	—	—
Accretion of asset retirement obligations	987	888
Noncash compensation	2,220	2,777
Equity in earnings of unconsolidated investments	(10,108)	(9,968)
Distributions from unconsolidated investments	3,875	2,306
Minority interest	28,713	25,998
Minority interest distributions	(29,415)	(37,184)
Non-controlling interest in Targa Resources Partners LP	19,416	—
Distributions to non-controlling interest in Targa Resources Partners LP	(19,416)	—
Gain on sale of investment in Bridgeline Holdings, L.P.	—	—
Risk management activities	(39,024)	(24,618)
Loss (gain) on sale of assets	(99)	169
Other	—	—
Changes in operating assets and liabilities:
Accounts receivable and other assets	(335,754)	(2,912)
Inventory	(26,229)	36,510
Accounts payable and other liabilities	286,735	37,043

Net cash provided by operating activities	142,602	233,286

Cash flows from investing activities
Purchases of property, plant and equipment	(118,421)	(136,325)
Acquisition of Dynegy Midstream Services, L.P., net of cash acquired	—	(340)
Proceeds from property insurance	24,900	27,221
Investment in unconsolidated affiliates	(4,648)	(9,102)
Proceeds from sale of investment in Bridgeline Holdings, L.P.	—	—
Payment of premium on commodity derivative	—	—
Other	2,280	734

Net cash used in investing activities	(95,889)	(117,812)

Cash flows from financing activities
Senior secured credit facilities:
Borrowings	721,300	—
Repayments	(1,494,700)	(12,500)
Proceeds from issuance of senior unsecured notes	—	—
Repayment of term loan		—
Repayment of senior subordinated second lien notes		—
Distributions to Targa Resources Investments Inc.	(991)	(969)
Contribution from non-controlling interest in Targa Partners LP	771,834	—
Distributions to non-controlling interest in Targa Resources Partners LP in excess of cumulative earnings	(1,455)	—
Costs incurred in connection with financing arrangements	(7,491)	(693)

Net cash provided by (used in) financing activities	(11,503)	(14,162)

Net increase in cash and cash equivalents	35,210	101,312
Cash and cash equivalents, beginning of period	142,739	41,427

Cash and cash equivalents, end of period	$177,949	$142,739